Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 176 to the Registration Statement of Deutsche DWS Global/International Fund, Inc. (Form N-1A, No. 033-05724) of our report dated February 26, 2020 on the financial statements and financial highlights of DWS RREEF Global Infrastructure Fund (one of the Funds constituting Deutsche DWS Global/International Fund, Inc.) included in the Fund’s Annual Report for the fiscal year ended December 31, 2019.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 23, 2020